EXHIBIT 2.8

SHAREHOLDER RIGHTS PLAN AGREEMENT

THIS AGREEMENT dated as of February •, 2004.

BETWEEN:

API ELECTRONICS GROUP INC., a corporation incorporated under the laws of the Province of Ontario,

(the “Corporation”)

- and -

EQUITY TRANSFER SERVICES INC., a corporation incorporated under the laws of the Province of Ontario,

(the “Rights Agent”)

WHEREAS:

A.	The board of directors of the Corporation has determined that it is in the best interests of the Corporation to adopt a shareholder rights plan (the “Rights Plan”) the intended result of which is to ensure, to the extent possible, that all shareholders of the Corporation are treated fairly in connection with any Take-Over Bid (as that term is hereinafter defined) in respect of the Corporation.

B.	The board of directors of the Corporation has been advised that, based upon the experiences of other corporations and taking into account the circumstances of the Corporation itself, the adoption of the Rights Plan will help the Corporation achieve the intended result.

C.	It is not the intention of the board of directors of the Corporation to adopt the Rights Plan as a means of preventing or deterring any person (or any combination of persons acting in concert) from seeking to acquire voting control or the assets of the Corporation, provided they do so in a manner that is fair to all shareholders, and do not attempt to foreclose the ability of the board of directors of the Corporation to take any action that it, in its discretion, considers necessary or prudent in the circumstances of any such transaction;

D.	In order to implement the Rights Plan, the board of directors of the Corporation has:

(1)	authorized and declared effective at 5:00 p.m. (Toronto time) on [March •, 2004] a distribution of one (1) right (a “Right”) in respect of each Common Share (as that term is hereinafter defined) outstanding at 5:00 p.m. (Toronto time) on [February •, 2004] (the “Record Time”); and

(2)	authorized the issuance of one (1) Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined), provided that where a Common Share is represented by a Convertible Security (as hereinafter defined) for so long as the Convertible Security remains outstanding, the Right issued in respect of the Common Share will attach instead to the Convertible Security.

E.	Each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein.

F.	The Corporation wishes to appoint the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein.

NOW THEREFORE IN CONSIDERATION of the premises and the respective agreements set forth herein, and for other good and valuable consideration, the parties hereto hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. For purposes of this Agreement, the following terms are defined and have the meanings indicated:

(a)	“Acquiring Person” means any Person who is the Beneficial Owner of twenty percent (20%) or more of the outstanding Voting Shares of the Corporation; provided, however, that the term “Acquiring Person” does not include:

(i)	the Corporation or any Subsidiary of the Corporation;

(ii)	any employee or executive or director of a stock ownership or other employee or executive or director benefit plan, or trust for the benefit of employees of the Corporation or any Subsidiary of the Corporation or any Person organized, appointed or established by the Corporation for or pursuant to the terms of any such plan or trust;

(iii)	any Person who becomes the Beneficial Owner of twenty percent (20%) or more of the outstanding Voting Shares of the Corporation as a result of:

(A)	a Voting Share Reduction;

(B)	a Permitted Bid Acquisition;

(C)	an Exempt Acquisition;

(D)	a Pro Rata Acquisition; or

(E)	a Convertible Security Acquisition;

provided, however, that if a Person becomes the Beneficial Owner of twenty percent (20%) or more of the Voting Shares of the Corporation then outstanding by reason of (i) a Permitted Bid Acquisition, (ii) a Voting Share Reduction, (iii) an Exempt Acquisition, (iv) a Pro Rata Acquisition or (v) a Convertible Security Acquisition and, thereafter, such person, while such person is the Beneficial Owner of twenty percent (20%) or more of the Voting Shares of the Corporation then outstanding, becomes the Beneficial Owner of any additional Voting Shares of the Corporation other than pursuant to a Permitted Bid Acquisition, an Exempt Acquisition, a Pro Rata Acquisition or a Convertible Security Acquisition then, as of the date of such acquisition, such Person shall become an “Acquiring Person”;

(iv)	for a period of ten (10) days after the Disqualification Date (as that term is hereinafter defined), any Person who becomes the Beneficial Owner of twenty percent (20%) or more of the outstanding Voting Shares of the Corporation as a result of such Person becoming disqualified from relying on subsection 1.1(d)(vii) hereof solely because such Person or the principal Beneficial Owner (within the meaning of subsection 1.1(d)(vii)) of such Voting Shares has made or proposes to make a tender or exchange offer or a Take-Over Bid in respect of securities of the Corporation alone or by acting jointly or in concert with any other Person, the first date of public announcement (which, for purposes of this definition, shall include, without limitation a report filed pursuant to Section 101 of the Securities Act (Ontario)) by such Person or the Corporation of the intent to commence such a tender or exchange offer or Take-Over Bid being herein referred to as the “Disqualification Date”;

(v)	an underwriter or member of a banking or selling group that acquires Voting Shares of the Corporation from the Corporation in connection with a bona fide distribution of securities to the public; or

(vi)

a Person who is the Beneficial Owner of more than twenty percent (20%) of the outstanding Voting Shares determined as at the Record Time (a “Grandfathered Person”), provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time, become the Beneficial Owner of any additional Voting Shares that increases its Beneficial Ownership of Voting Shares owned by the Grandfathered Person on the Record Date by more than ten percent 10% of the number of Voting Shares outstanding as at the Record Time, other than through Permitted Bid Acquisitions, Pro Rata Acquisitions, Voting Share Reductions, Convertible Security Acquisitions or Exempt Acquisitions.

(b)	“Affiliate” means, when used to indicate a relationship with a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

(c)	“Associate” means, when used to indicate a relationship with a specified Person:

(i)	a body corporate of which that Person Beneficially Owns shares or securities currently convertible into or exchangeable for shares carrying more than ten percent (10%) of the voting rights exercisable with respect to the election of directors under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible or exchangeable securities and with which such specified Person is acting jointly or in concert;

(ii)	a body corporate, partnership, or other organization of which such specified Person is a director, officer or partner;

(iii)	a trust or estate in which such specified Person has a beneficial interest and with which such specified Person is acting jointly or in concert or in which such specified Person has a fifty percent (50%) or greater beneficial interest or in respect of which he serves as a trustee or in a similar capacity provided, however, that a Person shall not be an Associate of a trust by reason only of the fact that such Person serves as trustee or in a similar capacity in relation to such trust if such Person is duly licensed to carry on the business of a trust company or if a substantial portion of the ordinary business of such Person is the management of investment funds for unaffiliated investors and such Person acts as trustee or in a similar capacity in relation to such trust in the ordinary course of such business;

(iv)	any Person who is a director, officer, partner or trustee of such specified Person or of any body corporate, partnership or other organization (other than the Corporation or any wholly-owned

Subsidiary of the Corporation) that is an Affiliate or Associate of such specified Person; and

(v)	a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person, or a relative of that Person who has the same residence as that Person.

(d)	A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”:

(i)	any securities as to which such Person or any of such Person’s Affiliates or Associates is, or may be deemed to be, the direct or indirect beneficial owner and, for this purpose, a Person shall be deemed to be a beneficial owner of all securities:

(A)	owned by a partnership of which such Person is a partner;

(B)	owned by a trust of which the Person has a beneficial interest and which is acting jointly or in concert with that Person or of which the Person has a fifty percent (50%) or greater beneficial interest;

(C)	over which such Person or any of such Person’s Affiliates or Associates exercises control or is deemed to exercise control pursuant to the Securities Act (Ontario);

(D)	owned jointly or in common with others; and

(E)	of which such Person or any of such Person’s Affiliates or Associates is deemed to be the beneficial owner pursuant to the Business Corporations Act (Ontario) or the Securities Act (Ontario), or any successor legislation, for the purposes of insider trading or take-over bids, whether or not such laws apply to such Person or such Person’s Affiliates or Associates and whether or not such beneficial owner or deemed beneficial owner is the holder of record of such securities;

(ii)	any securities as to which such Person or any of such Person’s Affiliates or Associates has, directly or indirectly:

(A)

the right to become Beneficial Owner within the meaning of clause (i) of this subsection 1.1(d) (whether such right is exercisable immediately or after the passage of time or upon the occurrence of a contingency or payment of instalments or otherwise) pursuant to any agreement, arrangement, pledge or understanding or otherwise, whether or not in writing (other than (x) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a bona fide distribution to the public of securities and (y) pledges of securities in the ordinary course of business), or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; or

(B)	the right to vote such securities (whether such right is exercisable immediately or after the passage of time or upon the occurrence of a contingency or payment of instalments or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing), or otherwise (other than pledges of securities in the ordinary course of business); and

(iii)	any securities which are Beneficially Owned within the meaning of clauses (i) or (ii) of this subsection 1.l(d) by any other Person with which such Person or any of such Person’s Affiliates or Associates is acting jointly or in concert or has any agreement, arrangement or understanding, whether or not in writing (other than (x) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a bona fide distribution to the public of securities and (y) pledges of securities in the ordinary course of business) with respect to, or for the purpose of, acquiring, holding, voting or disposing of any Voting Shares or acquiring, holding or disposing of a significant portion of the property or assets of the Corporation or any Subsidiary of the Corporation, and any securities which are Beneficially Owned (within the meaning of subclauses (i) or (ii) of this subsection 1.1(d)) by any Affiliate or Associate of such other Person or any Person that is acting jointly or in concert with, or has any agreement, arrangement or understanding of the type referred to above with, such other Person;

provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security

(iv)	solely because such security has been deposited or tendered pursuant to a tender or exchange offer or Take-Over Bid made by such Person or by any of such Person’s Affiliates or Associates or any other Person referred to in subclause 1.1(d)(iii) of this definition until the earlier of such deposited or tendered security being accepted unconditionally for payment or exchange or being taken up and paid for;

(v)	solely because such Person or any of such Person’s Affiliates or Associates or any other Person referred to in subclause 1.1(d)(iii) of this definition has or shares the power to vote or direct the voting of such security pursuant to a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Business Corporations Act (Ontario) and the Securities Act (Ontario), except if such power (or the arrangements relating thereto) is then reportable under Section 101 of the Securities Act (Ontario);

(vi)	solely because such Person or any of such Person’s Affiliates or Associates or any other Person referred to in subclause 1.1(d)(iii) of this definition has or shares the power to vote or direct the voting of such security in connection with, or in order to participate in, a public proxy solicitation made or to be made pursuant to, and in accordance with, the applicable rules and regulations referred to in subclause 1.1(d)(v) above, except if such power (or the arrangements relating thereto) is then reportable under Section 101 of the Securities Act (Ontario);

(vii)	solely because such Person, any of such Person’s Affiliates or Associates or any other Person referred to in subclause 1.1(d)(iii) of this definition has an agreement, arrangement or understanding (whether or not in writing) with respect to a shareholder proposal or a matter or matters to come before a meeting of shareholders, including the election of directors;

(viii)	solely because such Person (hereinafter in this subsection 1.1(d) referred to as the “Manager”), being principally engaged in the business of managing investment funds for other Persons who are not Affiliates or Associates of the Manager and who do not act jointly or in concert with the Manager as part of the Manager’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over such security; provided, however, that:

(A)	such security shall be deemed, in such case, to be Beneficially Owned by such other Persons;

(B)	the Manager does not, individually, Beneficially Own in excess of five percent (5%) of the outstanding Voting Shares; and

(C)	the Manager does not make or propose to make a Take-Over Bid by means of a Take-Over Bid circular or any other means, other than an Offer to Acquire Voting Shares or other securities by means of a distribution by the corporation or by means of ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or organized over-the-counter market, alone or acting jointly or in concert with any other Person;

and provided further that, notwithstanding the foregoing, the board of directors of the Corporation shall have the right to and may determine, acting in good faith, that conditions exist which should disentitle the Manager from relying on this subclause 1.1(d)(viii) and, in such event, the Manager’s Beneficial Ownership of securities shall be determined without reference to this subclause 1.1(d)(viii);

(ix)	solely because such Person (hereinafter in this subclause 1.l(d)(ix) referred to as the “Trust Company”) holds or exercises voting or dispositive power over such securities, provided that:

(A)	the Trust Company is licensed to carry on the business of a trust company under applicable law and, as such, acts as trustee or administrator or in similar capacity in relation to the estates of deceased or incompetent Persons (each an “Estate Account”) or in relation to other accounts (each an “Other Account”) and holds such voting or dispositive power over such security in the ordinary course of such duties for the estate of any such deceased or incompetent Person or for such other accounts; and

(B)	the Trust Company does not make or propose to make a Take-Over Bid by means of a Take-Over Bid circular or any other means, other than an Offer to Acquire Voting Shares or other securities by means of a distribution by the Corporation or by means of ordinary market transactions (including pre-arranged trades) executed through the facilities of a stock exchange or organized over-the-counter market, alone or acting jointly or in concert with any other Person;

and provided further that, notwithstanding, the foregoing, the board of directors of the Corporation shall have the right to and may determine, acting in good faith, that conditions exist which should disentitle the Trust Company from relying on this subclause 1.1(d)(ix) and, in such event, the Trust Company’s Beneficial Ownership of securities shall be determined without reference to this subclause 1.1(d)(ix);

(x)	held for or pursuant to the terms of any employee benefit plan, deferred profit sharing plan, stock participation plan or trust for the benefit of employees of the Corporation or any Subsidiary of the Corporation; or

(xi)	solely because such Person is a client of the same Manager as another Person on whose account the Manager holds or exercises voting or dispositive power over such security, or solely because such Person is an Estate Account or Other Account of the same Trust Company as another Person on whose account the Trust Company holds or exercises voting or dispositive power over such security.

For the purposes of this Agreement, in determining the percentage of the outstanding Voting Shares with respect to which a Person is or is deemed to be the Beneficial Owner, all Voting Shares as to which such Person is deemed the Beneficial Owner shall be deemed outstanding.

(e)	“Business Day” means any day other than a Saturday, Sunday or a day that is treated as a holiday at the Corporation’s or the Rights Agent’s principal executive offices in Canada.

(f)	“Canadian-U.S. Dollar Exchange Rate” means, on any date the inverse of the U.S.-Canadian Dollar Exchange Rate.

(g)	“Canadian Dollar Equivalent” means, with respect to any amount which is expressed in United States dollars on any date, the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Dollar Exchange Rate on such date.

(h)	“Close of Business” means, on any given date, the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in the City of Toronto (or, after the Separation Time, the offices of the Rights Agent in the City of Toronto) becomes closed to the public.

(i)	“Common Shares” means the common shares in the capital stock of the Corporation.

(j)	“Competing Permitted Bid” means a Take-Over Bid that:

(i)	is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in clauses (iv) and (vi) of the definition of a Permitted Bid; and

(iii)	contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares of the particular class that is subject to the Take-Over Bid will be taken up or paid for pursuant to the Take-Over Bid prior to the close of business on a date that is no earlier than the date on which Voting Shares may be taken up under the Permitted Bid that preceded the Competing Permitted Bid (including as same may be affected by subsection 5.1(i)) and only if at the date that the Voting Shares are to be taken up more than fifty percent (50%) of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Competing Permitted Bid and not withdrawn.

(k)	“controlled”, a corporation shall be deemed to be “controlled” by another Person or two or more Persons if:

(l)	securities of the subject corporation entitled to vote in the election of directors carrying more than fifty percent (50%) of the votes are held, directly or indirectly, by or for the benefit of the other Person or Persons; and

(i)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation.

(ii)	“Convertible Security” means any option, warrant, right (other than a Right), privilege or other security, contractual or otherwise, outstanding from time to time convertible, exchangeable or otherwise exercisable to acquire Common Shares.

(m)	“Convertible Security Acquisition” means the acquisition of Voting Shares pursuant to the due exercise of Convertible Securities owned by a Person as at the Record Time or the exercise of Convertible Securities acquired after the Record Time pursuant to a Permitted Bid Acquisition, Exempt Acquisition, Pro Rata Acquisition or pursuant to the grant of stock options in the normal course under the Corporation’s incentive stock option plan;

(n)	“Exempt Acquisitions” means a share acquisition in respect of which the board of directors of the Corporation has waived the application of Section 3.1 pursuant to the provisions of subsections 5.1(b) or 5.1(c) or which was made on or prior to the date of this Agreement.

(o)	“Exercise Price” means as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right and, until adjustment thereof in accordance with the terms hereof, the Exercise Price shall be equal to $50.00.

(p)	“Expiration Time” means the earlier of:

(i)	the Termination Time; or

(ii)	subject to Section 5.18, the close of business on that date which is the earlier of the date of termination of the meeting called to consider the reconfirmation of this Agreement and the date of termination of the 2005 Annual Meeting of shareholders of the Corporation or, if this Agreement is reconfirmed pursuant to Section 5.19 at such meeting, the close of business on the fifth (5th) anniversary of the date hereof.

(q)	“Flip-in Event” means a transaction in which any Person shall become an Acquiring Person.

(r)	“Independent Shareholders” means holders of Voting Shares of the Corporation, but shall not include any Acquiring Person, any Offeror, any Associates or Affiliates of an Offeror or an Acquiring Person or any Person acting jointly or in concert with any Acquiring Person, Offeror or Associate or Affiliate thereof.

(s)	“Market Price Per Share” of any securities on any date means, the average of the daily Closing Price Per Share of such securities (determined as described below) on each of the twenty (20) consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section 2.3 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The “Closing Price Per Share” of any securities on any date shall be:

(i)	the closing board lot sale price, or, if such price is not available, the average of the closing bid and asked prices, for each share as reported by the principal stock exchange in Canada on which such securities are listed and posted for trading;

(ii)	if the securities are not listed or posted for trading on any stock exchange in Canada, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, for each share of such securities as reported in the principal consolidated transaction reporting system with respect to securities listed or posted for trading on the principal national securities exchange in the United States on which such securities are listed or posted for trading;

(iii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a stock exchange in Canada or a national securities exchange in the United States, the last quoted price, or if not so quoted, the average of the high bid and low asked prices for each share of such securities in the over-the-counter market; or

(iv)	if on any such date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities selected in good faith by the board of directors of the Corporation;

provided, however, that if on any such date the securities are not traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the board of directors of the Corporation, after consultation with a nationally and internationally recognized investment banking firm with respect to the fair value per share of such securities. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the twenty (20) consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof.

(t)	“Offer to Acquire” includes:

(i)	an offer to purchase, or a solicitation of an offer to sell, Voting Shares; and

(ii)	an acceptance of an offer to sell Voting Shares, whether or not such offer to sell has been solicited;

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell.

(u)	“Offeror” means a Person who has announced an intention to make, or who has made, a Take-Over Bid.

(v)	“Offeror’s Securities” means Voting Shares Beneficially Owned on the date of an Offer to Acquire by an Offeror or by any Person acting jointly or in concert with such Offeror.

(w)	“Permitted Bid” means a Take-Over Bid made by means of a Take-Over Bid circular, and that also complies with the following additional provisions:

(x)	the same Take-Over Bid is made for all Voting Shares to all holders of record of Voting Shares as registered on the books of the Corporation;

(i)	the Offeror’s Securities do not, in the aggregate, exceed ten percent (10%) of the outstanding Voting Shares and the Offeror does not become the Beneficial Owner of any additional Voting Shares prior to the Close of Business on the Expiry Date of the Permitted Bid (provided that this subclause (ii) shall not apply if the Offeror is the Beneficial Owner of more than ten percent (10%) of the outstanding Voting Shares as at the Record Time and, as at the Record Time, has filed a report pursuant to Section 101 of the Securities Act (Ontario); provided, however, that this exception shall not be, and shall cease to be applicable to such Offeror if such Offeror, after the Record Time, becomes the Beneficial Owner of any additional Voting Shares that increases such Offeror’s Beneficial Ownership of Voting Shares by more than two percent (2%) of the number of Voting Shares outstanding as at the Record Time, other than through Voting Share Reductions, Permitted Bid Acquisitions, Convertible Security Acquisitions or Exempt Acquisitions);

(ii)	the Take-Over Bid contains irrevocable and unqualified provisions that all Voting Shares may be deposited pursuant to the Take-Over Bid at any time prior to the close of business on the date referred to in subclause (vi) hereof and that all Voting Shares deposited pursuant to the Take-Over Bid may be withdrawn at any time prior to the close of business on such date;

(iii)	the Take-Over Bid contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, an irrevocable and unqualified condition that not less than fifty percent (50%) of the then outstanding Voting Shares, other than Offeror’s Securities, must be deposited pursuant to the Take-Over Bid and not withdrawn at the close of business on the date referred to in subclause 1.1(v) hereof;

(iv)	the Take-Over Bid contains an irrevocable and unqualified provision that, should the condition referred to in subclause 1.1(v) hereof be met, the Take-Over Bid will be extended on the same terms for a period of not less than ten (10) days from the date referred to in subclause 1.1(v) hereof;

(v)	the Take-Over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-Over Bid prior to the close of business on a date which is not less than ninety (90) days following the date of the Take-Over Bid; and

(vi)	if the consideration offered pursuant to the Take-Over Bid is not payable entirely in cash, the circular accompanying or forming part of the Take-Over Bid shall be accompanied by a favourable opinion of a nationally recognized investment dealer or investment banker dated the date of the Take-Over Bid and addressed to the offeree holders of Voting Shares (x) that the value of the consideration to be paid to the holders of Voting Shares of the Corporation is fair to such holders and (y) as to the market trading cash value of the non-cash consideration in the hands of the offeree holders of Voting Shares on a fully distributed basis;

provided always that a Permitted Bid will cease to be a Permitted Bid at the time when such bid ceases to meet any of the provisions of this subsection 1.1(v) and any acquisitions of Voting Shares made pursuant to such Permitted Bid, including any acquisition of Voting Shares theretofore made will cease to be a Permitted Bid Acquisition.

(vii)	“Permitted Bid Acquisition” means an acquisition of Voting Shares pursuant to a Permitted Bid or a Competing Permitted Bid.

(y)	“Person” means any individual, firm, partnership, association, trust, group, body corporate, corporations unincorporated organizations syndicate, governmental entity, or other entity.

(z)	“Pro Rata Acquisition” means an acquisition of Voting Shares of any class:

(i)	as a result of a stock dividend, stock split or other event pursuant to which a Person receives or acquires Voting Shares of any class on the same pro rata basis as all other holders of Voting Shares of the same class;

(ii)	pursuant to a regular dividend reinvestment or other plan of the Corporation made available by the Corporation to the holders of the Voting Shares of the Corporation where such plan permits the holder to direct that the dividends paid in respect of such Voting Shares of the Corporation be applied to the purchase from the Corporation of further securities of the Corporation; or

(iii)	pursuant to the receipt and/or exercise of rights issued by the Corporation to all the holders of a class of Voting Shares of the Corporation to subscribe for or purchase Voting Shares of the Corporation, provided that such rights are acquired directly from the Corporation and not from any other Person.

(aa)	“Record Time” means 5:00 p.m. (Toronto time) on [February •, 2004].

(bb)	“Regular Periodic Cash Dividend” means cash dividends paid on the Common Shares at regular intervals in any fiscal year of the Corporation to the extent that such cash dividends do not exceed in the aggregate in any fiscal year, on a per share basis, the greatest of:

(i)	two hundred percent (200%) of the aggregate amount of cash dividends declared payable by the Corporation on the Common Shares in its immediately preceding fiscal year divided by the number of Common Shares outstanding as at the end of such fiscal year;

(ii)	three hundred percent (300%) of the arithmetic mean of the aggregate amounts of cash dividends declared payable by the Corporation of the Common Shares in its three (3) immediately preceding fiscal years divided by the arithmetic mean of the number of Common Shares outstanding as at the end of each of such fiscal years; and

(iii)	one hundred percent (100%) of the aggregate consolidated net income of the Corporation, before extraordinary items, for its immediately preceding fiscal year divided by the number of Common Shares outstanding as at the end of such fiscal year.

(cc)	“Separation Time” means the close of business on the earlier of:

(i)	the tenth Business Day (or such earlier or later date as the board of directors of the Corporation may from time to time determine) after the Stock Acquisition Date; or

(ii)	the tenth Business Day (or such earlier or later date as may be established by the board of directors of the Corporation at any time prior to any Person becoming an Acquiring Person) after the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-Over Bid (other than a Permitted Bid so long as such Take-Over Bid continues to satisfy the requirements of a Permitted Bid), provided that, if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time and provided further that, if any Take-Over Bid referred to in this paragraph (ii) expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such offer shall be deemed, for purposes of this subsection 1.1(bb), never to have been made and provided further that if the board of directors of the Corporation determines pursuant to subsection 5.1(b) or subsection 5.1(c) to waive the application of Section 3.1 to a Flip-in Event, the Separation Time in respect of such Flip-in Event shall be deemed never to have occurred.

(dd)	“Shares” means shares in the capital stock of the Corporation.

(ee)	“Stock Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 101 of the Securities Act (Ontario)) by the Corporation or an Acquiring Person that a Person has become an Acquiring Person.

(ff)	“Subsidiary” means a corporation shall be deemed to be a Subsidiary of another corporation if,

(i)	it is controlled by,

(A)	that other, or

(B)	that other and one or more corporations each of which is controlled by that other, or

(C)	two (2) or more corporations each of which is controlled by that other, or

(ii)	it is a Subsidiary of a corporation that is that other’s Subsidiary.

(gg)	“Take-Over Bid” means an Offer to Acquire Voting Shares or securities convertible into Voting Shares, where the Voting Shares subject to the Offer to Acquire, together with the Voting Shares into which the securities subject to the Offer to Acquire are convertible, and the Offeror’s Securities, constitute in the aggregate twenty percent (20%) or more of the outstanding Voting Shares at the date of the Offer to Acquire.

(hh)	“Termination Time” means the time at which the right to exercise Rights shall terminate pursuant to Sections 3.2 or 5.1 hereof.

(ii)	“Trading Day” when used with respect to any securities, means, a day on which the principal Canadian securities exchange on which such securities are listed or posted for trading is open for the transaction of business or, if the securities are not listed or posted for trading on any Canadian securities exchange, a Business Day.

(jj)	“U.S.-Canadian Dollar Exchange Rate” means, on any date:

(i)	if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one (1) United States dollar into Canadian dollars, such rate; or

(ii)	in any other case, the rate for such date for the conversion of one (1) United States dollar into Canadian dollars which is calculated in the manner which shall be determined by the board of directors of the Corporation from time to time acting in good faith.

(kk)	“U.S. Dollar Equivalent” of any amount which is expressed in Canadian dollars means, on any day, the United States dollar equivalent of such amount determined by reference to the U.S.-Canadian Dollar Exchange Rate on such date.

(ll)	“Voting Shares” means, collectively, the Common Shares of the Corporation and any other shares of capital stock of the Corporation entitled to vote generally for the election of directors. The percentage of Voting Shares Beneficially Owned by any Person, shall, for the purposes of this Agreement, be and be deemed to be the product determined by the formula:

100 x A
B
where,

A	= the number of votes for the election of all directors generally attaching to the Voting Shares Beneficially Owned by such Person; and

B	= the number of votes for the election of all directors generally attaching to all outstanding Voting Shares.

Where any Person is deemed to Beneficially Own unissued Voting Shares, such Voting Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Voting Shares Beneficially Owned by such Person.

(mm)	“Voting Share Reduction” means an acquisition or redemption by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the percentage of Voting Shares Beneficially Owned by any Person to twenty percent (20%) or more of the Voting Shares then outstanding.

1.2 Currency. All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3 Number and Gender. Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice versa and words importing any one gender shall include all others.

1.4 Sections and Headings. The division of this Agreement into Articles, Sections, Subsections, Clauses and Subclauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, Subsections, Clauses and Subclauses are to Articles, Sections, Subsections, Clauses and Subclauses of this Agreement.

1.5 Statutory References. Unless the context otherwise requires, any reference herein to a specific Section, Subclause, Clause or Rule of any act or regulation shall be deemed to refer to the same as it may be amended, re-enacted or replaced or, if repealed and there shall be no replacement therefor, to the same as it is in effect on the date of this Agreement.

1.6 Acting Jointly or in Concert. For the purposes of this Agreement, a Person shall be deemed to be acting jointly or in concert with another Person if such Person would be deemed to be acting jointly or in concert with such Person for the purpose of Section 91 of the Securities Act (Ontario).

ARTICLE 2

THE RIGHTS

2.1 Legend on Certificates. Certificates for Common Shares and Convertible Securities issued after the later of (i) the Record Time and (ii) the date on which all requisite regulatory approvals for this Agreement have been received, if any, but prior to the earlier of (iii) the Separation Time and (iv) the Expiration Time shall also evidence one (1) Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

“Until the Separation Time (as defined in the Shareholder Rights Plan Agreement dated as of [February •, 2004] between API Electronics Group Inc. (the “Corporation”) and Equity Transfer Services Inc. as Rights Agent (the “Rights Agreement”), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be amended or redeemed, may expire, may become void (if, in certain cases, they are “Beneficially Owned” by an “Acquiring Person”, as such terms are defined in the Rights Agreement, or a transferee thereof) or may be evidenced by separate certificates and may no longer be evidenced by this certificate.”

Certificates representing Common Shares that are issued and outstanding at the later of (i) the Record Time and (ii) the date on which all requisite regulatory approvals for this Agreement, if any, have been received shall evidence one (1) Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend, until the earlier of (iii) the Separation Time and (iv) the Expiration Time.

2.2 Initial Exercise Price; Detachment of Rights; Exercise of Rights.

(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one (1) Common Share.

(b)	Until the Separation Time,

(i)	no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate representing the associated Common Share or Convertible Security, as the case may be, and will be transferable only together with, and by a transfer of, such associated Common Share or Convertible Security, as the case may be.

(c)	From and after the Separation Time and prior to the Expiration Time, the Rights (i) may be exercised, and (ii) will be transferable independent of Common Shares and Convertible Securities. Promptly following the Separation Time, the Rights Agent will mail to each holder of record of Common Shares or Convertible Securities as of the Separation Time, (other than an Acquiring Person and other than, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of Record of such Rights (a “Nominee”)), at such holder’s address as shown by the records of the Corporation (and the Corporation hereby agrees to furnish copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form annexed hereto as Exhibit “A” appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time-to-time be listed or traded, or to conform to usage, and (y) a disclosure statement describing the Rights; provided that a Nominee shall be sent the materials provided for in (x) and (y) only in respect of all Convertible Securities or Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.

(d)

Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly completed, accompanied by payment in cash, or by certified cheque, banker’s draft or money order, payable to the order of the Corporation, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for the relevant Shares in a name other than that of the holder of the Rights being exercised.

(e)	Upon receipt of a Rights Certificate, with an Election to Exercise accompanied by payment as set forth in subsection 2.2(d) above, the Rights Agent will thereupon promptly:

(i)	requisition from a transfer agent for the relevant Shares, certificates representing the number of Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agents to comply with all such requisitions);

(ii)	when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional Shares;

(iii)	after receipt of such certificates, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder; and

(iv)	when appropriate, after receipt, deliver such cash to or to the order of the registered holder of the Rights Certificate.

(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Corporation covenants and agrees that it will:

(i)	take all such action as may be necessary and within its power to ensure that all Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;

(ii)	take all such action as may be necessary and within its power to comply with any applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Shares upon exercise of Rights; and

(iii)	use reasonable efforts to cause all Shares issued upon exercise of Rights to be listed on the principal exchanges on which the Shares of such class or series were traded prior to the Stock Acquisition Date.

2.3 Adjustments to Exercise Price; Number of Rights. The Exercise Price, the number and nature of shares subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

(a)	If the Corporation at any time after the Record Time and prior to the Expiration Time:

(i)	declares or pays a dividend on the Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares) other than pursuant to any dividend reinvestment plan;

(ii)	subdivides or changes the then outstanding Common Shares into a greater number of Common Shares;

(iii)	consolidates or changes the then outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issues any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares) in respect of, in lieu of, or in exchange for existing Common Shares,

then the Exercise Price and the number of Rights outstanding shall be adjusted as follows:

(A)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (the “Adjustment Factor”) that a holder of one (1) Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof (assuming the exercise of all such exchange or conversion rights, if any); and

(B)	each Right held prior to such adjustment will become that number of Rights equal to the Adjustment Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share will have exactly one (1) Right associated with it.

(b)

If the Corporation, at any time after the Record Time and prior to the Expiration Time, fixes a record date for the making of a distribution to substantially all of the holders of Common Shares of rights or warrants entitling them (for a period expiring within forty five (45) calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, in the case of a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price per share (including the price required to be paid to purchase such convertible or exchangeable security or right)) less than ninety percent (90%) of the Market Price per Common Share on such record date, the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to such record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on such record date plus the number of Common Shares which the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered (including the price required to be paid to purchase such convertible or exchangeable securities or rights)) would purchase at such Market Price per Common Share and of which the denominator shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights to be so offered are initially convertible, exchangeable or exercisable). In case such subscription price may be paid in a consideration part or all of which will be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors of the Corporation. To the extent that such rights or warrants are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect based on the number of Common Shares (or securities convertible into or exchangeable for Common Shares) actually issued upon the exercise of such rights. For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to any dividend reinvestment plan and/or any share purchase plan (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants by the Corporation) shall not be deemed to constitute an issue of rights or warrants by the Corporation; provided, however, that, in the case of any dividend reinvestment plan or share purchase plan, the right to purchase Common Shares is at a price per share of not less than ninety percent (90%) of the current Market Price per share (determined in accordance with such plans) of the Common shares.

(c)

If the Corporation, at any time after the Record Time and prior to the Expiration Time, fixes a record date for the making of a distribution to substantially all holders of Common Shares of evidences of indebtedness or assets (other than a Regular Periodic Cash Dividend or a dividend paid in Common Shares but including any dividend payable in securities other than Common Shares) or rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, in the case of a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price per share (including the price required to be paid to purchase such convertible or exchangeable security or right)) less than ninety percent (90%) of the Market Price per Common Share on such record date (excluding rights or warrants referred to in subsection 2.3(b)), the Exercise Price in effect after such record date shall be equal to the Exercise Price in effect immediately prior to such record date less the fair market value (as determined by the board of directors of the Corporation subject to the prior written consent of the Exchange, if applicable) of the portion of the assets, evidences of indebtedness, rights or warrants so to be distributed applicable to a Common Share.

(d)	Each adjustment made pursuant to this Section 2.3 shall be made as of:

(i)	the payment or effective date for the applicable dividend, subdivision, change, consolidation or issuance, in the case of an adjustment made pursuant to subsection 2.3(a); and

(ii)	the record date for the applicable dividend or distribution, in the case of an adjustment made pursuant to subsections 2.3(b) or (c).

(e)	If the Corporation shall at any time after the Record Time and prior to the Expiration Time, issue any shares of capital stock (other than Common Shares), or rights or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock, in a transaction referred to in clauses 2.3(a)(i) or (iv), if the board of directors of the Corporation, acting in good faith, determines that the adjustments contemplated by subsections 2.3(a), (b) and (c) in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Corporation may, subject to the prior written consent of the Exchange, if applicable, determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding subsections 2.3(a), (b) and (c), such adjustments, rather than the adjustments contemplated by subsections 2.3(a), (b) and (c), shall be made. The Corporation and the Rights Agent shall, subject to the prior written consent of the Exchange, if applicable, amend this Agreement as appropriate to provide for such adjustments.

(f)	Notwithstanding anything herein to the contrary, no adjustment of the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Exercise Price; provided, however, that any adjustments which by reason of this subsection 2.3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments made pursuant to this Section 2.3 shall be made to the nearest cent or to the nearest one ten-thousandth of a Common Share or a Right, as the case may be.

(g)

All Rights originally issued by the Corporation subsequent to any adjustment made to an Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h)	Unless the Corporation shall have exercised its election, as provided in subsection 2.3(i) below, upon each adjustment of an Exercise Price as a result of the calculations made in subsections 2.3(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Common Shares obtained by:

(i)	multiplying (A) the number of Common Shares covered by a Right immediately prior to this adjustment, by (B) the relevant Exercise Price in effect immediately prior to such adjustment of the relevant Exercise Price; and

(i)	dividing the product so obtained by the relevant Exercise Price in effect immediately after such adjustment of the relevant Exercise Price.

(ii)

The Corporation may elect on or after the date of any adjustment of an Exercise Price to adjust the number of Rights, in lieu of any adjustment in the number of Common Shares purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of Common Shares for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become the number of Rights obtained by dividing the relevant Exercise Price in effect immediately prior to adjustment of the relevant Exercise Price by the relevant Exercise Price in effect immediately after adjustment of the relevant Exercise Price. The Corporation shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the relevant Exercise Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) calendar days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this subsection 2.3(i), the Corporation shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date, Rights Certificates evidencing, subject to Section 5.5, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Corporation but subject to the prior written consent of the Exchange, if applicable, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Corporation, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and may bear, at the option of the Corporation, the relevant adjusted Exercise Price and shall be registered in the names of holders of record of Rights Certificates on the record date specified in the public announcement.

(j)	Notwithstanding any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued hereunder.

(k)	In any case in which this Section 2.3 shall require that an adjustment in an Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the relevant Exercise Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Common Shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.

(l)	Notwithstanding anything in this Section 2.3 to the contrary, the Corporation shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in its good faith judgment the board of directors of the Corporation shall determine to be advisable in order that any (i) subdivision or consolidation of the Common Shares, (ii) issuance wholly for cash of any Common Shares at less than the applicable Market Price, (iii) issuance wholly for cash of any Common Shares or securities that by their terms are exchangeable for or convertible into or give a right to acquire Common Shares, (iv) stock dividends or (v) issuance of rights, options or warrants referred to in this Section 2.3, hereafter made by the Corporation to holders of its Common Shares, subject to applicable taxation laws, shall not be taxable to such shareholders.

(m)	The Corporation covenants and agrees that, after the Separation Time, it will not, except as permitted by Sections 5.1 or 5.4, take (or permit any Subsidiary of the Corporation to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

(n)	Whenever an adjustment to the Exercise Price or a change in the securities purchasable upon exercise of the Rights is made pursuant to this Section 2.3, the Corporation shall promptly:

(i)	if the Common Shares are listed on the Exchange, file notice thereof with the Exchange unless such notice was previously filed in respect of an adjustment for which the prior written consent of the Exchange is required before such adjustment can be made;

(ii)	file with the Rights Agent and with the transfer agent for the Common Shares a certificate specifying the particulars of such adjustment or change; and

(iii)	cause notice of the particulars of such adjustment or change to be given to the holders of the Rights.

Failure to file such certificate or to cause such notice to be given as aforesaid, or any defect therein, shall not affect the validity of any such adjustment or change.

2.4 Date on which Exercise is Effective. Each person in whose name any certificate for Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Shares represented thereby on, and such certificate shall be dated as of the date upon which the Rights Certificate evidencing such Rights was duly surrendered (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the relevant Share transfer books of the Corporation are closed, such person shall be deemed to have become the record holder of such Shares on, and such certificate shall be dated, the next succeeding Business Day on which the relevant Share transfer books of the Corporation are open.

2.5 Execution, Authentication, Delivery and Dating of Rights Certificates.

(a)	The Rights Certificates shall be executed on behalf of the Corporation by its Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer or one of its Vice-Presidents, attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.

(b)	Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.

(c)

Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Corporation) and deliver such Rights Certificates to the holders of the Rights pursuant to subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(d)	Each Rights Certificate shall be dated the date of countersignature thereof.

2.6 Registration; Registration of Transfer and Exchange.

(a)	The Corporation will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed the Corporation’s registrar (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsection 2.6(c) below, the Corporation will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(b)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) in connection therewith.

2.7 Mutilated, Destroyed, Lost and Stolen Rights Certificates.

(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their respective agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as the Rights Certificate so destroyed, lost or stolen.

(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share or Convertible Security certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the person in whose name such Rights Certificate (or, prior to the Separation Time, such relevant Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” in respect of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Common Shares or Convertible Securities).

2.9 Delivery and Cancellation of Rights Certificates. All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10 Agreement of Rights Holders. Every holder of Rights by accepting a Right consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights that:

(a)	he will be bound by and subject to the provisions of this Agreement as amended from time to time in accordance with the terms hereof in respect of all Rights held;

(b)	prior to the Separation Time, each Right will be transferable only together with and by a transfer of, the associated Share or Convertible Security;

(c)	after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Share or Convertible Security certificate) for registration of transfer, the Corporation the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Share or Convertible Security certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Share or Convertible Security certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

(e)	without the approval of any holder of Rights and upon the sole authority of the board of directors of the Corporation acting in good faith this Agreement may be supplemented or amended from time to time as provided herein; and

(f)	such holder of Rights has waived his right to receive any fractional Rights or any fractional shares upon exercise of a Right (except as provided herein).

ARTICLE 3

ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS

3.1 Flip-in Event.

(a)

Subject to subsections 3.1(b), 3.1(d), Section 3.2, and subsections 5.1(b), 5.1(c) and 5.l(d), in the event that, prior to the Expiration Time, a Flip-in Event shall occur, the Corporation shall take such action as shall be necessary to ensure and provide, within ten (10) Business Days of such occurrence or such longer period as may be required to satisfy the requirements of the Securities Act (Ontario), that, except as provided below, each Right shall thereafter constitute the right to purchase from the Corporation upon exercise thereof in accordance with the terms hereof that number of Common Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that, after such date of consummation or occurrence, an event of a type analogous to any of the events described in Section 2.3 shall have occurred).

(b)	Notwithstanding the foregoing, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person of any Associate or Affiliate of an Acquiring Person); or

(ii)	a transferee or other successor in title directly or indirectly (a “Transferee”) of Rights held by an Acquiring Person (or any Affiliate or Associate of an Acquiring, Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) who becomes a Transferee concurrently with or subsequent to the Acquiring Person becoming an Acquiring Person shall become void and any holder of such Rights (including Transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement and shall not have thereafter any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.

(c)	Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either subclauses (i) or (ii) of subsection 3.1(b) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

“The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person or a Transferee (as such terms are defined in the Rights Agreement) or acting jointly or in concert with any of them. This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in subsection 3.1(b) of the Rights Agreement.”

provided that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall be required to impose such legend only if instructed to do so by the Corporation or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof.

(d)	If, upon the occurrence of a Flip-In Event, the aggregate number of Common Shares issuable upon the exercise of all Rights then outstanding would exceed the aggregate number of Common Shares that the Corporation is then authorized to issue pursuant to its constating documents, the number of Common Shares acquirable pursuant to each Right shall, notwithstanding subsection 3.1(a), be reduced pro rata to the extent necessary such that the aggregate number of Common Shares issuable upon the exercise of all outstanding Rights does not then exceed the aggregate number of Common Shares that the Corporation is then authorized to issue pursuant to its constating documents provided that, any such pro rata reduction will not affect the Exercise Price or any other term of this Agreement relating to the Rights.

3.2 Exchange Option.

(a)	In the event that the board of directors of the Corporation acting in good faith shall determine that conditions exist which would eliminate or otherwise materially diminish in any respect the benefits intended to be afforded to the holders of Rights pursuant to this Agreement, the board of directors of the Corporation may, at its option and upon receipt of approval by the Exchange, if the Common Shares are then listed thereon, but without seeking the approval of holders of the Shares or Rights, at any time after a Flip-in Event has occurred, issue or deliver in respect of each Right which is not void pursuant to subsection 3.1(b), either

(i)	in return for the Exercise Price and the Right, debt or equity securities or other assets (or a combination thereof) having a value equal to twice the Exercise Price; or

(ii)	in return for the Right and without further charge, subject to any amounts that may be required to be paid under applicable law, debt or equity securities or other assets (or a combination thereof) having a value equal to the value of the Right, in full and final settlement of all rights attaching to the Rights; or

where in either case the value of such debt or equity securities or other assets (or a combination thereof) and, in the case of paragraph (ii), the value of the Right shall be determined by a nationally recognized Canadian investment banking firm selected by the board of directors of the Corporation. To the extent that the board of directors of the Corporation determines in good faith that some action need be taken pursuant to this Section 3.2, the board of directors of the Corporation may suspend the exercisability of the Rights for a period of up to ninety (90) days following the date of the occurrence of the relevant Flip-in Event in order to decide the appropriate form of distribution to be made and to determine the value thereof. In the event of any such suspension, the Corporation shall notify the Rights Agent and issue as promptly as practicable a public announcement stating that the exercisability of the Rights has been temporarily suspended.

(b)	If the board of directors of the Corporation authorizes the exchange of debt or equity securities or other assets (or a combination thereof) for Rights pursuant to subsection 3.2(a) above, without any further action or notice, the right to exercise the Rights will terminate and the only right thereafter of a holder of Rights shall be to receive such debt or equity securities or other assets (of a combination thereof) in accordance with the exchange formula authorized by the board of directors of the Corporation. Within ten (10) Business Days after the board of directors of the Corporation has authorized the exchange of such debt or equity securities or other assets (or a combination thereof) for Rights pursuant to subsection 3.2(a), the Corporation shall give notice of such exchange to the holders of such Rights by mailing such notice to all such holders at their last addresses as they appear upon the Rights Register maintained by the Rights Agent. Each such notice of exchange will state the method by which the exchange of such debt or equity securities or other assets (or a combination thereof) for Rights will be effected.

ARTICLE 4

THE RIGHTS AGENT

4.1 General.

(a)	The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby acknowledges and accepts such appointment. The Corporation may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. In the event the Corporation appoints one or more co-Rights Agents, the respective duties of the Rights Agent and co-Rights Agents shall be as the Corporation may determine. The Corporation agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time-to-time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement including the costs and expenses of defending any claim of liability, which right to indemnification will survive the termination of this Agreement.

(b)

The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document believed by it to be genuine and to be signed, executed and where necessary, verified or acknowledged, by the proper person or persons.

4.2 Merger, Amalgamation or Consolidation or Change of Name of Rights Agent.

(a)	Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case, at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Corporation, and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)	The Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)

Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, or any Vice-President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)	The Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct.

(d)	The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only.

(e)	The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 3.1 (b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertainment of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Shares to be issued pursuant to this Agreement or any Rights or as to whether any Shares will, when issued, be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable.

(f)	The Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the performance by the Rights Agent of the provisions of this Agreement.

(g)

The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any person believed by the Rights Agent to be the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Vice-President, the Secretary or any

Assistant Secretary the Treasurer or any Assistant Treasurer of the Corporation, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such person.

(h)	The Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity.

(i)	The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised by the Rights Agent in the selection and continued employment thereof.

4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon ninety (90) days’ notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of Shares, by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Corporation may remove the Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent and to each transfer agent of the Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of thirty (30) days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Corporation), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for that purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.

ARTICLE 5

MISCELLANEOUS

5.1 Redemption and Waiver.

(a)	The board of directors of the Corporation acting in good faith may, at its option, at any time prior to the Separation Time, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of one one-hundredth of one cent ($0.0001) per Right, appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that an event of the type analogous to any of the events described in Section 2.3 shall have occurred, (such redemption price being herein referred to as the “Redemption Price”). The redemption of the Rights by the board of directors of the Corporation may be made effective at such time, on such basis and with such conditions as the board of directors of the Corporation in its sole discretion may establish.

(b)	The board of directors of the Corporation may, until the occurrence of a Flip-in Event, upon written notice delivered to the Rights Agent, waive the application of Section 3.1 to that Flip-in Event, in which case it must also waive the application of Section 3.1 to any other Flip-in Event then in existence.

(c)	The board of directors of the Corporation may, prior to the tenth (10th) Business Day after the Stock Acquisition Date, waive the application of Section 3.1 to any particular Flip-in Event provided that both of the following conditions are satisfied:

(i)	the board of directors of the Corporation has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that he would become an Acquiring Person; and

(ii)	such Acquiring Person has reduced his Beneficial Ownership of Voting Shares such that, at the time of waiver pursuant to this subsection 5. l(c), he is no longer an Acquiring Person.

(d)	In the event that, prior to the occurrence of a Flip-in Event, a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid, not less than ninety percent (90%) of the outstanding Common Shares other than Common Shares Beneficially Owned at the date of the Permitted Bid or a Competing Permitted Bid by such Person, then the board of directors of the Corporation shall, immediately upon the consummation of such acquisition without further formality be deemed to have elected to redeem the Rights at the Redemption Price appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 if an event of the type analogous to any of the events described in Section 2.3 shall have occurred.

(e)	Where a Take-Over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the board of directors of the Corporation may elect to redeem all the outstanding Rights at the Redemption Price.

(f)	If the board of directors of the Corporation elects or is deemed to have elected to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights, as such, shall be to receive the Redemption Price.

(g)	Within ten (10) days after the board of directors of the Corporation electing or having been deemed to have elected to redeem the Rights, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the Rights Register or, prior to the Separation Time, on the registry books of the transfer agent for the Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives that notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Corporation may not redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 5.1, and other than in connection with the purchase of Shares prior to the Separation Time.

(h)	Upon the Rights being redeemed pursuant to subsections 5.1(a) or (e), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and, for all purposes of this Agreement, the Separation Time shall be deemed not to have occurred.

(i)	If at any time after a Permitted Bid is made, one or more Competing Permitted Bids shall be made, then the board of directors of the Corporation acting in good faith may, at its option, require that in order for the Permitted Bid to retain its status as a Permitted Bid, it must provide that no Voting Shares that are subject to that Takeover Bid will be taken up or paid for prior to the close of business on the latest date on which a Competing Permitted Bid expires (the “Extension Date”), provided that the board of directors of the Corporation may not, in any event, provide for an Extension Date that is later than one hundred twenty (120) days after the date on which the Permitted Bid was made. If the Permitted Bid loses its status as a Permitted Bid pursuant to this paragraph, then it shall be subject to all of the provisions of this agreement that apply to a Take-Over Bid that is not a Permitted Bid.

5.2 Expiration. No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in subsection 4.1(a) of this Agreement.

5.3 Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Corporation may, at its option, issue new

Rights Certificates evidencing Rights in such form as may be approved by the board of directors of the Corporation to reflect any adjustment or change in the number or kind or class of Shares purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4 Supplements and Amendments.

(a)	The Corporation may at any time and from time to time, prior to the meeting of shareholders referred to in Section 5.18, amend, vary or rescind, without the consent of the holders of Voting Shares or Rights, any of the provisions of this Agreement or the Rights, provided that no amendment may be made to the provisions of Article 4 without the consent of the Rights Agent. Upon confirmation of this Agreement pursuant to Section 5.18 the Corporation may thereafter, without the consent of the holders of Voting Shares or Rights, amend this Agreement to correct any clerical or typographical error or to maintain the validity of the Agreement as a result of a change in any applicable legislation or regulation thereunder.

(b)	Subject to subsection 5.4(a), the Corporation may, with the prior consent of the Exchange, if the Common Shares are then listed thereon, and the holders of Voting Shares obtained as set forth below, at any time prior to the Separation Time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interest of the holders of Rights generally).

(c)	The Corporation may, with the prior consent of the Exchange, if the Common Shares are then listed thereon and such consent is required, and the holders of Rights, at any time on or after the Stock Acquisition Date, amend, vary or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent thereto.

(d)	Any consent or approval of the Exchange shall be in writing and any consent or approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation’s by-laws with respect to meetings of shareholders of the Corporation.

5.5 Fractional Rights and Fractional Shares.

(a)	The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights, but rather all such fractional Rights shall be rounded down to the next whole Right, mutatis, mutandis.

(b)	The Corporation shall not be required to issue fractional Shares upon exercise of the Rights or to distribute certificates which evidence fractional Shares, but rather all such fractional Rights and Shares shall be rounded down to the next whole Right or Share, as the case may be, mutatis mutandis.

5.6 Rights of Action. Subject to the terms of this Agreement, rights of action with respect to this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, as the case may be, enforce, and may institute and maintain any suit, action or proceeding, against the Corporation to enforce or otherwise act in respect of such holder’s right to exercise, such holder’s Rights, or Rights to which he is entitled, in the manner provided in this Agreement, and in such holder’s Rights Certificate. Without limiting the foregoing or any remedies available to the holders of Rights, as the case may be, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of and injunctive relief against actual or threatened violations of, the obligations of any Person subject to this Agreement.

5.7 Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive, dividends or be deemed for any purpose the holder of Shares or any other securities which may at any time be issuable on the exercise of Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 5.8 hereof), or to receive dividends or subscription rights or otherwise, until such Rights, or Rights to which such holder is entitled, shall have been exercised in accordance with the provisions hereof.

5.8 Notice of Proposed Actions. In case the Corporation shall propose, after the Separation Time and prior to the Expiration Time:

(a)	to effect or permit (in cases where the Corporation’s permission is required) any Flip-in Event; or

(b)	to effect the liquidation, dissolution or winding up of the Corporation or the sale of all or substantially all of the Corporation’s assets,

then, in each such case, the Corporation shall give to each holder of a Rights in accordance with Section 5.9 hereof a notice of such proposed action, which shall specify the date on which such Flip-in Event, liquidation, dissolution, or winding up is to take place, and such notice shall be so given at least twenty (20) Business Days prior to the date of the taking of such proposed action by the Corporation.

5.9 Notices. Notice or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

API Electronics Group Inc.

Suite 1400

505 University Avenue

Toronto, Ontario M5G 1X3

Attention: Mr. Phillip DeZwirek

with a copy to:

WeirFoulds LLP

Suite 1600, Exchange Tower

P.O. Box 480, 130 King Street West

Toronto, Ontario M5X 1J5

Attention: Mr. Sanjay Joshi

Any notice or demand authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:

Equity Transfer Services Inc.

Richmond Adelaide Centre

Suite 800, 120 Adelaide Street West

Toronto, Ontario M5H 3V1

Attention: Mr. Richard Barnowski

Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Corporation for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given whether or not the holder receives the notice.

5.10 Costs of Enforcement. If the Corporation or any other Person the securities of which are purchasable upon exercise of Rights fails to fulfil any of its obligations pursuant to this Agreement as determined by a court of competent jurisdiction, then the Corporation or such Person shall reimburse the holder of any Rights for the reasonable costs and expenses (including reasonable legal fees) actually incurred by such holder in actions to enforce his rights pursuant to any Rights or this Agreement.

5.11 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and shall enure to the benefit of their respective successors and assigns hereunder.

5.12 Benefits of this Agreement. This Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights and their respective successors and assigns.

5.13 Descriptive Heading. Descriptive headings appear herein are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

5.14 Governing Law. This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of the province of Ontario applicable to contracts to be made and performed entirely within Ontario.

5.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one instrument.

5.16 Severability. If any term or provision hereof or the application thereof to any circumstances shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

5.17 Regulatory Approvals. Any obligation of the Corporation or action or event contemplated by this Agreement, or any amendment to this Agreement, shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority. Without limiting the generality of the foregoing, any issuance or delivery of debt or equity securities (other than non-convertible debt securities) of the Corporation upon the exercise of Rights and any amendment to this Agreement shall unless otherwise specifically provided herein, be subject to the prior consent of the Exchange if the Common Shares are then listed thereon.

5.18 Effective Date. This Agreement is effective in accordance with its terms from the date hereof. If this Agreement is not confirmed by resolution passed by a majority of greater than fifty percent (50%) of the votes cast by Independent Shareholders present or voting by proxy who vote in respect of confirmation of this Agreement at the first meeting of shareholders of the Corporation held following the date hereof and, in any event, within six (6) months of the date hereof, then this Agreement and any then outstanding Rights shall be of no further force and effect from the date of such meeting.

5.19 Reconfirmation After Three Years. Notwithstanding the confirmation of this Agreement pursuant to Section 5.18 above, if this Agreement is not reconfirmed by a resolution passed by a majority of greater than fifty percent (50%) of the votes cast by Independent Shareholders present or voting by proxy who vote in respect of such reconfirmation of this Agreement at a meeting of shareholders of the Corporation to be held not earlier than January 31, 2005 and not later than the date on which the 2005 Annual Meeting of shareholders of the Corporation terminates, this Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the close of business on that date which is the earlier of the date of termination of the meeting called to consider the reconfirmation of this Agreement and the date of termination of the 2005 Annual Meeting of shareholders of the Corporation; provided, however, that no Flip-in Event has occurred prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.19, which has not been waived pursuant to Section 5.1 hereof.

5.20 Determination and Actions by the Board of Directors. The board of directors of the Corporation shall have the exclusive power and authority to administer and, subject to the prior written consent of the Exchange, amend this Agreement and to exercise all rights and powers specifically granted to the board of directors of the Corporation or the Corporation, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to

(a)	interpret the provisions of this Agreement; and

(b)	make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not to redeem the Rights or to amend the Agreement).

All such actions, calculations, interpretations and determinations (including, for purposes of paragraph (ii) below, all omissions with respect to the foregoing) which are done or made by the board of directors of the Corporation, in good faith, shall (i) be final, conclusive and binding on the Corporation, the Rights Agent, the holders of the Rights and all other parties, and (ii) not subject the board of directors of the Corporation to any liability to the holders of the Rights.

5.21 Declaration as to Non-Canadian Holders. If, in the opinion of the board of directors of the Corporation (who may rely upon the advice of counsel), any action or event contemplated by this Agreement would require compliance with the securities laws or comparable legislation of a jurisdiction outside Canada, the board of directors of the Corporation acting in good faith may take such actions as it may deem appropriate to ensure that such compliance is not required, including without limitation establishing procedures for the issuance to a Canadian resident trust company registered under the trust company legislation of Canada or any province thereof or a portfolio manager registered under the securities legislation of one or more provinces of Canada (herein called a “Fiduciary”) of Rights or securities issuable on exercise of Rights, the holding thereof in trust for the Persons entitled thereto (but reserving to the Fiduciary or to the Fiduciary and the Corporation, as the Corporation may determine, absolute instrument discretion with respect thereto) and the sale thereof and remittance of the proceeds of such sale, if any, to the Persons entitled thereto. In no event shall the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of

Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada and any province or territory thereof in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.22 Time of the Essence. Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

API ELECTRONICS GROUP INC.

By:
Authorized Signing Officer

EQUITY TRANSFER SERVICES INC.

By:
Authorized Signing Officer

EXHIBIT A

[Form of Rights Certificate]

Certificate No.	Rights

THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE CORPORATION, ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3. 1 (b) OF THE RIGHTS AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR TRANSFEREES OF AN ACQUIRING PERSON OR ITS AFFILIATES OR ASSOCIATES (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT) OR ANY PERSON ACTING JOINTLY OR IN CONCERT WITH ANY OF THEM MAY BECOME VOID WITHOUT ANY FURTHER ACTION.

Rights Certificate

This certifies that                                                                  , or registered assign, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement dated as of [February •, 2004] (the “Rights Agreement”) between API Electronics Group Inc. (the “Corporation”), a company amalgamated under the laws of the Province of Ontario, and Equity Transfer Services Inc. as rights agent (the “Rights Agent”), which term shall include any successor Rights Agent under the Rights Agreement, to purchase from the Corporation at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Expiration Time (as such term is defined in the Rights Agreement), one (1) fully paid common share of the Corporation (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed and submitted to the Rights Agent at its principal office in the city of Toronto. The Exercise Price shall initially be $50.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.

In certain circumstances described in the Rights Agreement, each Right evidenced hereby may entitle the registered holder thereof to purchase or receive assets, debt securities or shares in the capital stock of the Corporation other than Common Shares and more or fewer than one (1) Common Share (or a combination thereof), all as provided in the Rights Agreement.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Corporation and are available upon written request.

This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate is exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Corporation at a redemption price of one one-hundredth of one cent ($0.0001) per Right, subject to adjustment in certain events, under certain circumstances at its option.

No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate is not valid or obligatory for any purpose until it has been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Corporation.

DATED as of •, 2004.

ATTEST:	API ELECTRONICS GROUP INC.

By:
Secretary	Authorized Signing Officer

COUNTERSIGNED:
EQUITY TRANSFER SERVICES INC.

By:
Authorized Signing Officer

2

FORM OF ASSIGNMENT

FOR VALUE RECEIVED ____________________________________________________________________

hereby sells, assigns and transfers unto ________________________________________________________________

________________________________________________________________________________________________

(print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and hereby irrevocably constitutes and appoint ____________

_____________________________________________________________________________ his attorney, to transfer this Rights Certificate on the books of API Electronics Group Inc. with full power of substitution.

Dated:________________________________________
Signature Guaranteed:	Signature (Signature must correspond to name as set forth upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in Canada or the United States.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Dated:
Signature

FORM OF ELECTION TO EXERCISE

TO: API ELECTRONICS GROUP INC.

The undersigned hereby irrevocably elects to                                                                                        whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

Address

Social Insurance, Social Security or Other Taxpayer Identification Number

If the Rights to be exercised hereunder are not all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Address

Social Insurance, Social Security or Other Taxpayer Identification Number

Dated:
Signature

Signature Guaranteed: (Signature must correspond to name as set forth upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in Canada or the United States.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement).

Dated:
Signature

2

NOTICE

In the event the certification set forth above in the Form of Assignment and the Form of Election to Exercise is not completed, the Corporation will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement). No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof.